EXHIBIT 10.6

            NOTICE: THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT
                  TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT


                               SEVERANCE AGREEMENT

         This Severance Agreement is entered into as of the 5th day of November, 2001, by and between James A. Gunter, ("Mr. Gunter") and Carolina National Corporation ("CNC").

         For and in consideration of the agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

     1. Mr. Gunter hereby resigns as president and a director of CNC and as an organizer and officer of Carolina National Bank & Trust Company (Proposed) (the "Bank"). Mr. Gunter hereby resigns from each and every other office or position he holds with CNC or the Bank.

     2. For a period of one year from the date hereof, CNC will:

          (a) continue to pay Mr. Gunter $11,250.00 per month (less any required withholding for taxes or similar obligations);

          (b) furnish or pay for health and dental insurance for Mr. Gunter on the same terms and conditions as was being provided on November 1, 2001; and

          (c) continue to make lease payments on the automobile used by Mr. Gunter on November 1, 2001.

In order to assure the availability of funds to make such payments, within fifteen days of the date of this Agreement CNC will deposit the sum of $145,000.00 with Haynsworth Sinkler Boyd, P.A., to be held in its trust account and disbursed upon written orders signed by the president of CNC certifying (i) that the amount to be disbursed is for a current payment or reimbursement of payment to or on behalf of Mr. Gunter pursuant to this Section, or (ii) that all amounts due or to become due to Mr. Gunter pursuant to this Section have been paid.

     3. Within twenty business days of the date of this Agreement, CNC will redeem 5,000 shares of CNC common stock from Mr. Gunter for $50,000.00. The redemption is conditional upon Mr. Gunter's surrender to CNC of certificates for 5,000 shares duly assigned to CNC.

     4. Mr. Gunter is hereby released from any and every obligation he had not to compete with CNC or the Bank and every obligation under the Organizers' Agreement and Subscription Agreement.

     5. (a) Mr. Gunter agrees that he will maintain in confidence all non-public information in his possession about CNC, the Bank and any director or organizer of either. Mr. Gunter agrees not to disparage CNC, the Bank or any director, organizer or other person connected with CNC or the Bank.

     (b) CNC agrees that it will not and it will cause the Bank and each officer, director and organizer of CNC or the Bank to not disparage Mr. Gunter or disclose any confidential information about Mr. Gunter to a third party.

     (c) Nothing in this Section 5 shall prevent any person from providing truthful information to the OCC, FDIC or Federal Reserve.

     6. Mr. Gunter acknowledges that the payments and release in Sections 2, 3 and 4 hereby are in full satisfaction of each and every obligation to him of CNC, the Board and, to the extent arising out of or being in connection with CNC or the Bank, every director, officer or organizer of either.

     7. Any dispute arising under this Agreement shall be resolved by binding arbitration conducted in Columbia, South Carolina under the rules of the American Arbitration Association then in effect.


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     8. This Agreement constitutes the entire agreement between the parties with respect to the matters covered hereby.

     9. This Agreement shall inure to the benefit of the parties hereto their respective heirs, successors and assigns. This Agreement shall also inure to the benefit of each officer, director or organizer of CNC or the Bank.


     In witness whereof, the parties have executed Severance Agreement as of the date first above written.

                              [SIGNATURES OMITTED]



















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